UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2011

Cintas Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(513) 459-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2011, the Board of Directors (the “Board”) of Cintas Corporation (the “Company”), upon a recommendation of the Nominating and Corporate Governance Committee, appointed John F. Barrett to the Board, effective immediately.  Mr. Barrett will hold office until the next annual meeting of the shareholders and until his successor has been elected or until his earlier resignation or removal.  Mr. Barrett has also been appointed to serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Barrett will participate in the Company’s standard compensation arrangements for non-employee directors, as more particularly described in the Company’s 2011 proxy statement filed with the Securities and Exchange Commission.

Mr. Barrett is the Chairman, President and Chief Executive Officer of Western & Southern Financial Group, Inc., a Cincinnati-based diversified family of financial services companies. Mr. Barrett currently is a member of several boards of directors, including Convergys Corporation, Americans for the Arts, the Cincinnati Business Committee and The Ohio Business Roundtable.  Mr. Barrett is also the co-chairman of The Greater Cincinnati Scholarship Association, chairman of the Medical Center Fund for the University of Cincinnati and is a member of the advisory board of The University of Cincinnati Barrett Cancer Center.  Mr. Barrett is also actively involved in three organizations in Washington, D.C.: The American Council of Life Insurers (trustee and former chairman), The Financial Services Roundtable (trustee) and The Business Roundtable.

Mr. Barrett satisfies the categorical independence standards set forth in the Company’s Corporate Governance Guidelines and has been determined by the independent directors of the Board to be an independent director.

There is no arrangement or understanding between Mr. Barrett and any other person pursuant to which Mr. Barrett was elected as a director of the Company.  There are no transactions in which Mr. Barrett has an interest requiring disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

Date: December 2, 2011	By:	/s/ Thomas E. Frooman
Thomas E. Frooman
Vice President, General Counsel and Secretary

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